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                                                                EXHIBIT 10.31

                             SABRATEK CORPORATION

                             EMPLOYMENT AGREEMENT

        AGREEMENT, dated as of August 15, 1996 between Steve Holden (the "Employee"), and Sabratek Corporation (the "Company").

        WHEREAS, the parties wish to provide for the employment of the Employee by the Company and the Employee, each intending to be legally bound, agree as follows:

        1. Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Employee as the Chief Financial Officer (the "CFO") and Senior Vice-President of the Company within the general guidelines to be determined by the Company's Chief Executive Officer, (the "CEO").

        2. Duties. The Employee will devote substantially all of his business hours to, and make the best use of his energy, knowledge and training in carrying out all accounting functions of the Company, SEC, MIS, HR, treasury, investor relations and some business development functions and will not be actively engaged in other employment with any other entity or concern. The Employee will diligently and conscientiously perform the duties of CFO and Senior Vice-President of the Company within the general guidelines to be determined by the Company's CEO with cross reporting to the Company's Chief Operating Officer (the "COO").

        3. Term. The Employee's employment shall commence on the date of this Agreement and shall continue for a period of 17 months, subject to earlier termination in accordance with Section 4 below. Thereafter, the term of this Agreement shall be automatically extended without action by either the Company or the Employee for consecutive one-year terms, unless either party gives written notice to the other not to renew such employment within 120 days before the expiration of the then current term.

        4. Termination. Subject to the respective continuing obligations of the Company and the Employee under Sections 7, 8, 9 and 10 below:

                (a)  This Agreement may be terminated by the Company
        "for cause" effective immediately upon the giving of written notice to the Employee (if termination results from actions described in clauses (i) or (ii) of Section 4(d) below) or on 60 days' written notice to the Employee (if termination results from actions described in clauses (iii) or (iv) of Section 4(d) below), with the basis for termination specified in such notice.

                (b) This Agreement may be terminated upon the Employee's death or in the event the Employee becomes totally disabled. For purpose of this Agreement, "total disability" shall have the meaning defined in the long-term disability plan of the Company then covering the
        Employee or, if no such plan exists, shall mean a disability that prevents the Employee from performing his duties under Section 2 of this Agreement and that can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months.
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                (c)  This Agreement may be terminated by either the Company or the Employee at any time upon 60 day's written notice to the Company or the Employee, as the case may be.

                (d) For purposes of this Agreement "for cause" shall mean (i) dishonesty, fraud, misrepresentation, embezzlement or material and deliberate injury or attempted injury, in each case, related to the Company or its business, (ii) any unlawful or criminal activity of a serious nature, (iii) any repeated and demonstrated failure on the Employee's part to faithfully discharge the responsibilities of his position for such a period of time that the CEO, in good faith determines is extremely detrimental to the current and future interests of the Company, or (iv) a material breach of any provision of the Agreement.

        5.  Compensation.

                (a) Base Salary. In consideration of the Employee's services under this Agreement, the Company agrees to pay the Employee an annual base salary of $140,000 (the "Base Salary"), payable in accordance with the standard payroll practices of the Company with a guaranteed increase on January 1, 1997, assuming continuing employment. On the first business day of each consecutive employment year, the CEO shall review the Base Salary, and, based upon this review the CEO may at his sole discretion adjust it accordingly.

                (b) Bonuses. In addition to the Base Salary, the Employee shall be entitled to receive an annual incentive bonus (the "Incentive Bonus"), based upon milestones mutually agreed to by the CEO and the Employee annually.

                For each future period, the milestones for earning the Incentive Bonus shall be mutually agreed to by the CEO and the Employee prior to the commencement of each period, the CEO shall review the maximum annual amount of the Incentive Bonus, and, based upon this review, the CEO may at his sole discretion increase or decrease such maximum annual amount. In setting the maximum amount of future Incentive Compensation and the milestones, the CEO shall consider Operational requirements of the Company and the success of the Employee in meeting those requirements.

                The Employee's Incentive Bonus target will be 20% of Base Salary in previous fiscal year for hitting 80% of plan, 30% for hitting plan and 40% for hitting 120% of plan. Measurement of performance against plan is 50% against top-line and 50% against bottom line. (For 1996, bonus would be pro-rated based on 6 months of employment).

                (c)  Stock Options.

                        (i) The Employee shall receive 55,000 shares of common stock out of the employee option pool at the strike price of $8.375. The stock will vest as follows: 25% upon joining the company, 25% on January 1, 1997 and the balance in 3 equal annual installments of 16.6667% on January 1 of the following 3 years. All options will vest immediately in the case of the sale of the company.
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                        The company shall keep available such number of shares
                of Common Stock as will be sufficient to satisfy the requirements of this Agreement and shall pay all original issue and transfer taxes (if any) with respect to the issue and transfer of such shares. In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number of kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, or dividends payable in capital stock, appropriate adjustments shall be made in the number and kind of shares as to which the grants set forth herein shall be made.

                        (ii) The Employee shall be eligible for participation in additional options if such options become available for senior management.

                (d) Benefit Plans. The Employee shall be entitled to the benefits set forth on Exhibit A attached hereto.

                (e) Expenses. The Company shall pay or reimburse the Employee for all reasonable expenses (including, without limitation, expenses for entertainment, travel, meals and hotel accommodations) that the Employee incurs while performing his duties under this Agreement, provided that the Employee accounts properly for such expenses to the Company in accordance with Company policies.

        6. Payment Upon Termination. Upon the termination of the Employee's employment with the Company, the Employee shall be entitled to receive the amounts described below and Exhibit A and no other amounts. The ability of the employee to exercise any stock options following such termination shall be governed by and subject to the terms and conditions of the Plan and the stock option agreements entered into between the Company and the Employee.

                (a) If the Employee is terminated pursuant to Section 4(a) (for cause) subsection (d)(i), (ii) or (iv) of this Agreement, the Employee shall be paid (i) the Base Salary through the date of termination, (ii) benefits payable to the Employee pursuant to the terms and conditions of any benefit plan and stock option plan in which the Employee participated during the term of his employment, the right to which had vested on the date of his termination under the terms and conditions of such plans, and (iii) any unpaid expense reimbursement. The Employee will have ninety (90) days to exercise all vested options.

                (b) If the Employee is terminated pursuant to Section 4(d)(iii) (performance related), the Employee shall be paid the base salary through a period six (6) months after the date of termination and the benfits listed in 6(a)(ii) and (iii) above.

                (c) If the Employee is terminated pursuant to Section 4(b) (death or disability) of this Agreement, the Employee shall be paid (i) the Base Salary through the end of the month following his death or termination as a result of total disability, (ii) the Incentive Bonus to which the Employee would have been entitled (as determined in good faith by the CEO) for the year in which his death or termination for total disability occur, (iii)
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benefits payable to the Employee pursuant to the terms and conditions of any benefit plan in which the Employee participated during the term of his employment, the right to which had accrued on the date of his death or termination under the terms and conditions of such plans, (iv) any unpaid expense reimbursement and (v) the right to exercise all vested and unvested options granted pursuant to paragraph 5(c)(i) or granted under 5(c)(ii) within 90 days of such termination.

        (d)     If this Agreement is terminated by the Company pursuant to
Section 4(c) of this Agreement, (i) Employee shall receive from the Company an amount equal to 6 months salary until January 1, 1998, 12 months salary thereafter. (ii) The Company shall provide the Employee continued participation by Employee (and Employee's dependents) in the benefits set forth in paragraph 5(d) for twelve (12) months following termination; provided, that such benefits may be terminated by the Company at such time Employee obtains other substantially similar employment. Employee shall promptly inform the Company when he obtains other employment. (iii) Employee shall be permitted to immediately exercise all vested options granted based upon vesting outlined in Exhibit A pursuant to paragraph 5(c)(i) and 5(c)(ii) within ninety (90) days of such termination. (iv) Employee shall be entitled to outplacement services or $20,000.

        (e)     Benefits Upon Change in Control.

                (i) In the event that a Change in Control occurs, Employee shall be permitted to immediately exercise all vested and unvested options granted pursuant to paragraphs 5(c)(i), or any other options granted by the Company within ninety (90) days of such event, in either case regardless of whether any time or other criteria has been satisfied; provided, that Employee pays the exercise price per share for any unexercised options he wishes to exercise.

                (ii) If the Employee voluntarily terminates his employment, it shall be treated as a termination for cause, with the payment mechanism described in 6(b).


        (f) Change in Control. For purposes of this Agreement, a "Change in Control" of the Company shall mean any of the following:


                  (i) A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement.

                 (ii) Any person or group acquires beneficial ownership of 80% or more of the Company's voting shares.

                (iii) The Company's stockholders approve any merger, consolidation, combination of the Company, any sale, transfer or encumbrance of substantially all of the assets or business of the Company.

                (iv) The Company enters into an agreement or the CEO and the Board of Directors of the Company adopts a resolution, the effect of consummation of
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                which would result in the occurrence of a "Change in
                Control" of the Company as set forth in subparagraphs (i),
                (ii), (iii) or (iv).

                        (v) A change in control shall not be a condition whereby (i) above may technically occur, or where the change in control is due to an acquisition by the Company, but when the CEO and Board retain their position in the new entity.

        7.  Inventions.

                (a) "Inventions", as used in this Section 7, means any discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Employee makes, authors or conceives (either alone or with others) and that:

                        (i) concern directly the Company's business or the Company's present or possible future research or development;

                        (ii) result from any work the Employee performs for the Company;

                        (iii) use the Company's equipment, supplies, facilities, or trade secret information; or

                        (iv)    the Employee develops during any such time that
                Section 2 above obligates him to perform his employment duties.

                (b) The Employee agrees that all Inventions he makes during or within six months after the term of this Agreement will be the Company's sole and exclusive property. The Employee will, with respect to any such Invention:

                        (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises while the Employee is employed by the Company;

                        (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

                        (iii) assign (and the Employee does hereby assign) to the Company all of his rights to the Invention, any applications he makes for patent or copyrights in any country, and any patents or copyrights granted to him in any country; and
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                        (iv)    acknowledge and deliver promptly to the
                 Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain letters, patents and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

        The requirements of this subsection 7(b) do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time and (x) which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, or (y) which does not result from any work the Employee performed for the Company. Except as previously disclosed to the Company in Inventions as having been made, conceived, authorized or acquired by the Employee prior to his employment by the Company.

        8.   Confidential

                (a) "Confidential Information", as used in this Section 8 means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:


                        (i) trade secret information about the Company and its products;

                        (ii)    "Inventions", as defined in Section 7(a) above;

                        (iii) information concerning the Company's business, as the Company has conducted it during the last five years or as it may conduct it in the future; and

                        (iv) information concerning any of the Company's past, current or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling or leasing.

        Any information that the Employee reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Employee or others originated it and regardless of how he obtained it.)


                (b) Except as required in his duties to the Company, that Employee will never, either during or after his employment by the Company, use or disclose Confidential Information to any person not authorized by the Company to receive it. When the Employee's employment with the Company ends, he will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential
        Information, including all copies, reproductions and specimens of   the
        Confidential Information in his possession, regardless of who prepared them.

        9.      Competitive Activities.    The Employee agrees that during his
employment with the Company and for a period of the longer of 6 months or the term of the contract after his employment with the Company ends:

                (a) He will not alone, or in any capacity with another firm,

                        (i) directly or indirectly engage in any commercial activity that competes with the Company's business, as the Company has conducted it during the five (5) years before the Employee's employment with the Company ends, within any state in the United States or within any country in which the Company directly or indirectly markets or services products or provides services,

                        (ii)    in any way interfere or attempt to
        interfere with the Company's relationships with any of its current or potential customers, or

                        (iii) employ or attempt to employ any of the Company's then employees on behalf of any other entity competing with the Company.

                (b) He will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of this Agreement.

        10. Conflicting Business. The Employee agrees that he will not transact business with the Company personally, or as agent, owner, partner, or shareholder of any other entity; provided, however, that the Employee may enter into any business transaction that is, in the opinion of the CEO, reasonable, prudent or necessary to the Company, so long as any such business transaction is at arms length as though between independent and prudent individuals.

        11.     Miscellaneous

                (a)     Successors and Assigns.    This Agreement may not be
        assigned without the Employee's consent, which consent shall not be unreasonably withheld.

                (b)     Modification.     This Agreement may be modified or
        amended only by a writing signed by each of the parties hereto.

                (c)     Governing Law.   The laws of the State of Illinois shall
        govern the validity, construction, and performance of the Agreement.
        Any legal proceeding related to this Agreement shall be brought in an appropriate Illinois court, and each of the parties hereto hereby consents to the exclusive jurisdiction of that court for this purpose.

                (d)     Construction.    Wherever possible, each provision of
        this Agreement shall be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent invalid under applicable law in any jurisdiction, that provision shall still be effective to the extent it remains valid. The remainder of this Agreement also shall continue to be valid, and the entire Agreement shall continue to be valid in other jurisdictions.













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                (e)     Non-Waiver.      No failure or delay by either
        the Company or the Employee in exercising any right or remedy under this Agreement shall waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

                (f)     Captions.        The headings in this Agreement are for
        convenience only and do not affect the interpretation of this Agreement.

                (g)     Entire Agreement.       This Agreement supersedes all
        previous and contemporaneous oral negotiations, commitments, writings, and understandings among the parties hereto concerning the matters in this Agreement, including, without limitation, any policy or personnel manuals of the Company or any of its subsidiaries or affiliates.

                (h)     Notices.        All notices and other communications
        required or permitted under this Agreement shall be in writing and hand delivered or sent by registered first-class mail, postage prepaid, and shall be effective upon receipt if hand delivered, and five (5) business days after mailing if sent by mail, to the following addresses or such other addresses as either party shall have notified the other party.

        If to the Company:              5601 West Howard Street
                                        Niles, IL 60714

        If to the Employee:             5601 West Howard Street
                                        Niles, IL 60714


        IN WITNESS WHEREOF the Company and the Employee have executed this Agreement as of the date first above written.

                                STEVE HOLDEN

                                By: /s/ Steve Holden    8/15/96
                                   -------------------------------
                                Title:  CFO and SVP
                                        --------------------------

                                SABRATEK CORPORATION

                                By [SIG]
                                  --------------------------------
                                Title:  CEO
                                      ----------------------------




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                                  EXHIBIT A


Additional Benefits:            Health Insurance.

                                Standard coverage for all employees,
                                which means 80% contribution by Sabratek for employee coverage only. Insurance provided by Blue Cross Blue Shield of Illinois. Coverage for other family members can be purchased at the Sabratek rate.


                                Membership Dues:

                                Payment for annual dues for CPA societies.


                                Vacation:

                                (1)  Four (4) weeks per calendar year.
                                (2)  Standard sick days and personal days.
                                     (Approximately 10 working days per
                                      year.)

                                Other Issues:

                                Dismissal for no cause entitles Employee to the following:


                                Accelerated vesting of stock to the
                                next milestone date (i.e., if dismissal
                                occurred on June 1, 1997, 50% of stock options would have already vested and Employee would have an additional 16.667% vest immediately. If it were to happen on June 1, 1988, 66.667% of stock options would have already vested and an additional 16.6667% would vest immediately).

SABRATEK .(R)

POSITION:               Chief Financial Officer and Senior Vice-President.

RESPONSIBILITY:         Report directly to the CEO for CFO and business
                        development function, cross reporting to COO for operational issues. Responsibility for all Accounting, SEC, MIS, HR, Treasury, Investor Relations, and some Business Development functions (shared with CEO).

BASE SALARY:            140K/yr.  Guaranteed salary increase on
                        January 1, 1997 assuming continuing employment.
                        Annual salary review on the 1st of every year thereafter.

CASH BONUS:             20% of base compensation in previous fiscal year for
                        hitting 80% of plan, 30% for hitting plan, 40% for hitting 120% of plan. Measurement of performance against plan is 50% against top-line, 50% against bottom line. (For 1996, bonus would be pro-rated based on 6 months of employment.

OPTIONS: 55,000 shares of common stock out of the employee option pool at the strike price as reflected by the stocks closing price at the end of the previous day of trading, from the day the offer is made and accepted (must be same day). For point of reference this shall be the price quoted in the following days Wall Street Journal. The stock would vest as follows:
                        25% upon joining the company, 25% on January 1, 1997 and the balance in 3 equal annual installments of 16.667% on January 1 of the following 3 years.

                        All options will vest immediately in the case of sale of the company.

                        Eligible for participation in additional options if such options become available for senior management.

ADDITIONAL BENEFITS:    Health Insurance.
                        Participation in whatever the prevailing standard coverage for all employees is, which

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SABRATEK  .(R)

                        currently means 80% contribution by Sabratek for employee coverage only. Insurance provided by Blue Cross/Blue Shield of Illinois. Coverage for other family members can be purchased at the Sabratek rate.

                        Membership dues
                        Payment for annual dues for CPA societies.

VACATION:               1.)  4 weeks per calendar year.
                        2.)  Standard sick days and personal days.
                        (About total of 10 working days/year).

SEVERANCE AND
OTHER ISSUES:           1.)  Non-compete for 6 months.
                        2.)  Dismissal for cause, no severance benefits.
                        3.) Dismissal for no cause entitles you to the following:

                                A) 6 months salary until January 1, 1998, One year salary thereafter.

                                B) Accelerated vesting
                                of stock to the next milestone date. For example: If it were to happen on June 1, 1997, 50% of stock options would have an additional 16.667% vest immediately. If it were to happen on June 1, 1998, 66.667% of stock options would have already vested and an additional 16.667% would vest immediately.
                                c) Outplacement services or $20,000.

START DATE:             August 15, 1996.  Full employment contract to
                        be signed before start date.



/s/ Shan Padda                          /s/ Steve Holden
------------------------                -----------------------------
Shan Padda                              Steve Holden
Chairman of the Board and CEO

Date:  August 12, 1996                  Date:  August 12, 1996